Exhibit 99.4

Rule 438 Consent

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Real Goods Solar, Inc. with the Securities and Exchange Commission on or about October 18, 2013, and any amendments thereto, as a director nominee of Real Goods Solar, Inc. to stand for election by the Real Goods Solar, Inc. shareholders.

Date: October 18, 2013	/s/ Ian Bowles
Name: Ian Bowles